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                                                                    EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
ICOS Corporation,
Lilly ICOS LLC and
Suncos Corporation

     We consent to the use of our reports on the financial statements of ICOS Corporation, Lilly ICOS LLC (a development stage company) and Suncos Corporation (a development stage corporation) incorporated herein by reference.

     Our report on the consolidated financial statements of ICOS Corporation dated January 26, 2001, refers to a change in the method of accounting for nonrefundable technology license fees and milestone payments in 2000.

     Our report on the financial statements of Suncos Corporation dated January 26, 2001, contains an explanatory paragraph that states that Suncos Corporation has experienced recurring losses from operations and has a deficit accumulated during the development stage, which raises substantial doubt about its ability to continue as a going concern. The Suncos Corporation financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP

Seattle, Washington
October 30, 2001